Page 16                                      EXHIBIT 11


              ITT CORPORATION AND SUBSIDIARIES
              CALCULATION OF EARNINGS PER SHARE
               (In millions except per share)

                                                 Three Months
                                                Ended March 31,
                                                --------------
                                                1995      1994
                                                ----      ----
PRIMARY BASIS -
  Net income                                   $ 228     $ 202
  ESOP preferred dividends - net of tax           (8)       (9)
                                               -----     -----
  Net income applicable to primary
   earnings per share                          $ 220     $ 193
                                               -----     -----

  Average common shares outstanding              106       118
  Common shares issuable in respect to common
    stock equivalents                              1         1
                                               -----     -----
  Average common equivalent shares               107       119
                                               -----     -----

Earnings Per Share
  Continuing operations                        $1.71     $1.39
  Discontinued operations                        .34       .34
  Cumulative effect of accounting changes          -      (.10)
                                               -----     -----
  Net income                                   $2.05     $1.63
                                               -----     -----

FULLY DILUTED BASIS -
  Net income applicable to
   primary earnings per share                  $ 220     $ 193
  ESOP preferred dividends - net of tax            8         9
  If converted ESOP expense adjustment-
   net of tax benefit                             (4)       (5)
                                               -----     -----
  Net income applicable to fully diluted
   earnings per share                          $ 224     $ 197
                                               -----     -----

  Average common equivalent shares               107       119
  Additional common shares issuable assuming
   full dilution                                  10         9
                                               -----     -----
  Average common equivalent shares assuming
   full dilution                                 117       128
                                               -----     -----

Earnings Per Share
  Continuing operations                        $1.59     $1.31
  Discontinued operations                        .32       .32
  Cumulative effect of accounting changes          -      (.09)
                                               -----     -----
  Net income                                   $1.91     $1.54
                                               -----     -----


The Series N convertible preferred stock is considered a common stock equivalent in 1995 and 1994. With respect to options, it is assumed that the proceeds to be received upon exercise are used to acquire common stock of the Corporation. The calculation impact of dilutive securities is determined quarterly based on the forecast of annual earnings.